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                Exhibit 23.1 to Form S-8 Registration Statements



                       CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 22, 2001 relating to the consolidated financial statements of Moore Corporation Limited for the year ended December 31, 2000, which appear in the Current Report on Form 8-K dated September 29, 2003.

      We also consent to the incorporation by reference in this Registration Statement on Form S-8 of Moore Corporation Limited of our report dated February 22, 2001, related to the financial statement schedule of Moore Corporation Limited, appearing in the Annual Report on Form 10-K of Moore Corporation Limited for the year ended December 31, 2002.

      /s/ PricewaterhouseCoopers LLP

      Chartered Accountants
      Toronto, Canada
      September 25, 2003